PRESS RELEASE

CONTACTS:
Investors: Julie Loftus Trudell	Media: Tara Wall
Senior Vice President, Investor Relations	Senior Vice President, Communications
AMERIGROUP Corporation	AMERIGROUP Corporation
(757) 321-3597	(757) 518-3671

AMERIGROUP Reports Q3 Net Income of $22.5 Million or $0.43 per Diluted Share

VIRGINIA BEACH, Va. (October 30, 2009) – AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the third quarter of 2009 was $22.5 million, or $0.43 per diluted share, versus $37.9 million, or $0.71 per diluted share, for the third quarter of 2008.  Third quarter earnings are in line with the preliminary earnings range that the Company issued on     October 26, 2009, and reflect elevated medical costs associated with the onset of what appears to be a severe flu season due to the H1N1 virus.

Highlights include:
•	Membership increased 55,000 members, or 3.2%, to approximately 1.8 million from the second quarter of 2009.
•	Total revenues were $1.3 billion, a 1.0% increase over the second quarter of 2009.
•	Health benefits expenses were 87.5% of premium revenues.
•	Selling, general and administrative expenses were 6.3% of total revenues.
•	Cash flow provided by operations was $72.6 million for the three months ended September 30, 2009.
•	Unregulated cash and investments were $277.2 million as of September 30, 2009.
•	Medical claims payable as of September 30, 2009 totaled $550.1 million compared to $563.0 million, as of June 30, 2009.
•
The Company repaid the remaining $18.0 million of outstanding debt under its Credit Agreement and the debt to total capital ratio decreased to 19.8%, as of September 30, 2009, from 20.8%, as of June 30, 2009.

•	The Company repurchased approximately 1.4 million shares of its common stock during the third quarter for $34.3 million.
•
On August 28, 2009, the Company notified the Florida Agency for Health Care Administration of its intent to exit Broward County, effective December 1, 2009, for the Temporary Aid to Needy Families (TANF) Medicaid population.

•
On October 15, 2009, the Company notified the State of Ohio of its intent to exit the Aged, Blind and Disabled (ABD) program in the Southwest Region, effective in the first quarter of 2010.  The Company will continue to provide services in the Southwest and West Central regions of Ohio for the TANF Medicaid population.

•
On October 23, 2009, the Company settled litigation regarding the purchase of certain assets related to the New Jersey Medicaid business of University Health Plans, Inc. (UHP).  Under the terms of the settlement, the parties dismissed the litigation and the Company’s New Jersey subsidiary will purchase certain UHP assets.  The Company expects the purchase, which is subject to regulatory approval, to close during the first quarter of 2010.

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October 30, 2009

“At our investor day in September, we discussed how outpatient services continued to be the primary factor driving our higher than expected costs in the third quarter, and said that we expected this trend to continue at least through the end of 2009,” said James G. Carlson, AMERIGROUP Chairman and Chief Executive Officer.  “More recently, we are seeing a significant spike in flu-related activity which is most prevalent in our southern states.  The onset of what appears to be a severe flu season due to the H1N1 virus is the single most important driver of the increase in medical costs over the last 30 days.”

Carlson continued, “We believe the H1N1 flu, like the recession, will eventually fade.  Over the longer term, we believe that there are a number of reasons to feel good about our future, including the sizable expansion plans in healthcare reform and the ability to improve the delivery of long-term care services. We believe that AMERIGROUP is very well-positioned to capitalize on these opportunities.”

Premium Revenues
Premium revenues for the third quarter of 2009 increased 20.2% to $1.3 billion compared to $1.1 billion in the third quarter of 2008.  Sequentially, premium revenues increased $14.1 million, or 1.1%, compared with the second quarter of 2009.  The sequential increase primarily reflects membership gains in the TANF population across most markets partially offset by increased accruals for the experience rebate in Texas.

In October, the Company received final confirmation of its rate increase in Georgia, which is retroactive to July 1, 2009.  The retroactive value of approximately $3.0 million was not booked in the third quarter of 2009.  The Company expects to recognize the retroactive portion of the rate increase associated with the third quarter in the fourth quarter of 2009.

Investment Income and Other Revenues
Third quarter investment income and other revenues were $5.3 million versus $17.6 million in the third quarter of 2008 and compared to $6.5 million in the second quarter of 2009.  Investment income declined slightly on a sequential basis due to a decrease in yields.

Health Benefits
Health benefits expenses, as a percent of premium revenues, were 87.5% for the third quarter of 2009 versus 82.0% in the third quarter of 2008, and compared to 85.9% in the second quarter of 2009.

The third quarter health benefits ratio is elevated due to ongoing increases in outpatient medical costs.  As the Company discussed at its September 2009 investor day, outpatient costs began increasing at higher trend rates relative to historical experience in the first quarter.  As expected, the higher trends appear to have continued into the third quarter.  Some of the primary drivers include increases in emergency room services, ambulatory surgery and physician services.  In contrast, inpatient hospital costs have remained stable and within the Company’s expected range.

In addition to higher general trends in outpatient costs, the Company believes that the health benefits ratio was elevated further in the third quarter due to a significant spike in flu-related activity that primarily impacted the Company’s Medicaid and CHIP members.  As health officials have noted, the H1N1 virus is particularly virulent among children, pregnant women and other high-risk population groups, and this demographic represents approximately 87% of the Company’s 1.8 million members.

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October 30, 2009

Based on a combination of indicators, such as prescription information, claims paid for services delivered in September, and various public health statistics, the Company believes that the impact from the H1N1 flu accelerated in a pronounced fashion during September.  While the precise quantification of the flu impact in the third quarter remains highly estimated at this point due to the normal lag time in claim payments, information available to the Company indicates flu is a significant contributor to the upward movement in the health benefits ratio.

Additionally, the Company did not record revenue during the third quarter for the annual rate increase in Georgia, as noted in the Premium Revenues section above. This contributed to a higher health benefits ratio than otherwise would have been the case.

The Company experienced favorable reserve development across most markets in the third quarter.  However, the impact to the health benefits ratio from the favorable reserve development was neutralized by increased accruals for the Texas experience rebate associated with prior periods, as noted in the Premium Revenues section above.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 6.3% of total revenues for the third quarter of 2009, versus 10.2% in the third quarter of 2008, and compared to 7.5% for the second quarter of 2009.  The selling, general and administrative expense ratio decreased sequentially, due to a reduction in variable compensation accruals as a result of lower operating results.

Premium Taxes
Third quarter premium taxes were $38.3 million versus $23.9 million for the third quarter of 2008, and compared to $34.6 million in the second quarter of 2009.  The sequential increase in premium taxes was primarily due to an increase in the premium tax rate in Tennessee, effective July 1, 2009.

Balance Sheet and Cash Flow Highlights
Cash and investments at September 30, 2009 totaled $1.4 billion of which $277.2 million was unregulated.

During the quarter, the Company repurchased approximately 1.4 million shares of its common stock for $34.3 million under the Company’s ongoing stock repurchase program.  In addition, the Company repaid the remaining $18.0 million of outstanding debt under its Credit Agreement.  The debt to total capital ratio decreased to 19.8%, as of September 30, 2009, from 20.8%, as of June 30, 2009.

Medical claims payable as of September 30, 2009 totaled $550.1 million compared to $563.0 million as of June 30, 2009.  Days in claims payable represented 45 days of health benefits expense, which is within the expected range of 45 to 55 days, compared to 46 days in the previous quarter.  Claims processing speed increased slightly during the quarter, further reducing claims inventory levels.  This change was commensurate with the one day decline in days in claims payable.

Included on page 10 is a table presenting the components of the change in medical claims payable for the nine months ended September 30, 2009 and the year ended December 31, 2008.

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October 30, 2009

Cash Flow Highlights
Cash flow provided by operations totaled $106.6 million for the nine months ended September 30, 2009 and $72.6 million for the three months ended September 30, 2009.

Outlook
The Company withdrew its annual earnings guidance for the current year on October 26, 2009 due to the wide range of medical cost outcomes that may occur in the fourth quarter.

Third Quarter Earnings Call
AMERIGROUP senior management will discuss the Company’s third quarter results on a conference call Friday, October 30, 2009 at 7:30 a.m. Eastern Time (ET).  The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call.  A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 34392568.  The replay will be available shortly after the conclusion of the call until Friday, November 6, 2009 at 11:59 p.m. Eastern Time.  The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com.  A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About AMERIGROUP Corporation
AMERIGROUP Corporation and its subsidiaries help those in publicly funded healthcare programs by ensuring that these individuals enter an organized system of care and a true medical home. Serving approximately 1.8 million members in 11 states nationwide, AMERIGROUP accepts all eligible people regardless of age, sex, race or disability. The Company’s product offerings do not utilize any individual underwriting nor deny coverage due to pre-existing medical conditions.  AMERIGROUP is dedicated to offering real solutions that improve healthcare access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. For more information and real story examples of these solutions, please visit www.amerigroupcorp.com

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to medical costs, our future and our position to capitalize on certain opportunities, which are subject to numerous factors, many of which are outside of our control, including the severity of the flu season and the impact of the H1N1 virus, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, cash balances, earnings per share, net income growth, healthcare reform, interest rates, and our ability to improve the delivery of long-term care services.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry; changes in Medicaid and Medicare payment levels and methodologies; liabilities and other claims asserted against us; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; demographic changes; increased use of services, increased cost of individual services, epidemics, pandemics; the introduction of new or costly treatments and technology; new mandated benefits; insured population characteristics and seasonal changes in the level of healthcare use; our ability to enter into new markets or remain in existing markets; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; changes in market interest rates or any disruptions in the credit markets; catastrophes, including acts of terrorism or severe weather; and the unfavorable resolution of new or pending litigation.

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October 30, 2009

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (“SEC”) and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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October 30, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008[1]	2009	2008[1]

Revenues:
Premium	$1,298,969	$1,080,367	$3,801,306	$3,228,727
Investment income and other	5,315	17,624	24,179	58,696
Total revenues	1,304,284	1,097,991	3,825,485	3,287,423
Expenses:
Health benefits	1,136,391	885,774	3,258,907	2,672,166
Selling, general and administrative	82,238	112,222	288,898	332,104
Premium taxes	38,336	23,906	101,077	68,051
Litigation settlement	-	-	-	234,205
Depreciation and amortization	8,441	8,811	26,447	26,459
Interest	3,929	5,082	12,399	16,107
Total expenses	1,269,335	1,035,795	3,687,728	3,349,092
Income (loss) before income taxes	34,949	62,196	137,757	(61,669)
Income tax expense	12,400	24,270	28,700	30,800
Net income (loss)	$22,549	$37,926	$109,057	$(92,469)

Diluted net income (loss) per share	$0.43	$0.71	$2.07	$(1.75)

Weighted average number of common shares and dilutive potential common shares outstanding	51,920,745	53,494,690	52,754,511	52,914,156 [2]

[1] 2008 results reflect the previously disclosed reclassification of premium taxes and experience rebate. Additionally, results include the impact from the adoption of a new accounting pronouncement related to convertible debt instruments which increased interest expense in each of the periods presented.
[2] Weighted shares in the nine months ended September 30, 2008 exclude potentially dilutive common stock equivalents due to the net loss in that period in accordance with generally accepted accounting principles.

The following table sets forth selected operating ratios.  All ratios, with the exception of the health benefits ratio,  are shown as a percentage of total revenues.

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Premium revenue	99.6%	98.4%	99.4%	98.2%
Investment income and other	0.4	1.6	0.6	1.8
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits [1]	87.5%	82.0%	85.7%	82.8%
Selling, general and administrative expenses	6.3%	10.2%	7.6%	10.1%
Income (loss) before income taxes	2.7%	5.7%	3.6%	(1.9	) %
Net income (loss)	1.7%	3.5%	2.9%	(2.8	) %

[1] The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

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October 30, 2009

The following table sets forth the approximate number of members the Company served in each state as of  September 30, 2009 and 2008.  Because the Company receives two premiums for members that are in both the  Medicare Advantage and Medicaid products, these members have been counted twice in the states where the  Company offers both plans.

	September 30,
	2009	2008
Texas[1]	498,000	462,000
Florida	270,000	228,000
Georgia	236,000	201,000
Tennessee[2]	192,000	352,000
Maryland	188,000	161,000
New Jersey	117,000	103,000
New York	112,000	111,000
Ohio	59,000	56,000
Nevada	56,000	-
Virginia	30,000	24,000
New Mexico	20,000	7,000
South Carolina[3]	-	9,000
Total	1,778,000	1,714,000

[1] Membership includes approximately 13,000 under an ASO contract in 2009.
[2] Membership includes approximately 165,000 under an ASO contract in 2008 terminated on October 31, 2008.
[3] AMERIGROUP exited the State of South Carolina on March 1, 2009.

The following table sets forth the approximate number of members in each of the Company's products as of  September 30, 2009 and 2008.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	September 30,
Product	2009	2008
TANF (Medicaid)[1][3]	1,245,000	1,205,000
CHIP[3]	259,000	241,000
ABD (Medicaid)[2]	202,000	218,000
FamilyCare (Medicaid)	58,000	41,000
Medicare Advantage	14,000	9,000
Total	1,778,000	1,714,000

[1]Membership includes approximately 124,000 members under an ASO contract in 2008 terminated on October 31, 2008.
[2]Membership includes approximately 13,000 ASO members in 2009 and 41,000 members  under an ASO contract in 2008 terminated on October 31, 2008.
[3]2008 reflects a reclassification from CHIP to TANF to coincide with State classifications.

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October 30, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	September 30,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$516,190	$763,272
Short-term investments	121,723	97,466
Premium receivables	87,458	86,595
Deferred income taxes	23,290	25,347
Prepaid expenses, provider and other receivables and other	70,376	42,281
Total current assets	819,037	1,014,961

Property, equipment and software, net	101,133	103,747
Goodwill and other intangible assets, net	249,878	250,205
Long-term investments, including investments on deposit for licensure	789,905	571,663
Other long-term assets	14,100	15,091
	$1,974,053	$1,955,667

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$550,112	$536,107
Unearned revenue	66,107	82,588
Accounts payable	3,115	6,810
Accrued expenses and other	162,338	170,811
Current portion of long-term debt	-	506
Total current liabilities	781,672	796,822

Long-term debt	232,610	268,956
Other long-term liabilities	17,889	17,230
Total liabilities	1,032,171	1,083,008

Stockholders’ equity:
Common stock, $.01 par value	543	539
Additional paid-in capital, net of treasury stock	388,702	434,789
Accumulated other comprehensive income (loss)	2,227	(4,022)
Retained earnings	550,410	441,353
Total stockholders’ equity	941,882	872,659
	$1,974,053	$1,955,667

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October 30, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended
	September 30,
	2009	2008
	(dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$109,057	$(92,469)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation and amortization	26,447	26,459
Loss on disposal of property, equipment and software	289	442
Deferred tax expense (benefit)	2,481	(2,364)
Compensation expense related to share-based payments	12,034	7,702
Convertible debt non-cash interest expense	7,480	7,008
Other	(326)	8,808
Gain on sale of contract rights	(5,810)	-
Changes in assets and liabilities (decreasing) increasing cash flows from operations:
Premium receivables	(863)	10,480
Prepaid expenses, provider and other receivables and other
current assets	(26,534)	27,781
Other assets	(1,146)	(942)
Claims payable	14,005	(13,131)
Unearned revenue	(16,481)	(14,394)
Accounts payable, accrued expenses and other current liabilities	(10,245)	5,342
Other long-term liabilities	(3,793)	(98)
Net cash provided by (used in) operating activities	106,595	(29,376)

Cash flows from investing activities:
Release of restricted investments held as collateral	-	351,318
(Purchase of) proceeds from sale of investments, net	(221,987)	2,332
Purchase of investments on deposit for licensure, net	(9,901)	(4,557)
Purchase of property, equipment and software	(21,680)	(27,547)
Proceeds from sale of contract rights	5,810	-
Net cash (used in) provided by investing activities	(247,758)	321,546

Cash flows from financing activities:
Repayments of borrowings under credit facility	(44,318)	(79,025)
Payment of capital lease obligations	-	(357)
Proceeds and tax benefits from exercise of stock options and change
in bank overdrafts and other, net	1,227	7,344
Treasury stock repurchases	(62,828)	(22,890)
Net cash used in financing activities	(105,919)	(94,928)
Net (decrease) increase in cash and cash equivalents	(247,082)	197,242
Cash and cash equivalents at beginning of period	763,272	487,614
Cash and cash equivalents at end of period	$516,190	$684,856

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October 30, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
Components of the Change in Medical Claims Payable
(dollars in thousands)

	Nine months ended	Twelve months ended
	September 30, 2009	December 31, 2008
Medical claims payable, beginning of period	$536,107	$541,173

Health benefits expenses incurred during period:
Related to current year	3,348,701	3,679,107
Related to prior years	(89,794)	(60,846)
Total incurred	3,258,907	3,618,261

Health benefits payments during period:
Related to current year	2,847,217	3,197,732
Related to prior years	397,685	425,595
Total payments	3,244,902	3,623,327

Medical claims payable, end of period	$550,112	$536,107

Health benefits expenses incurred during both periods were reduced for  mounts related to prior years.  The amounts related to prior years  include the impact of amounts previously included in the liability to  establish it at a level sufficient under moderately adverse conditions  that were not needed and the reduction in health benefits expense due to  revisions to prior estimates.  The amount related to the prior year for  the period ended September 30, 2009 also included the one-time impact of  establishing estimates for pharmacy rebates which began in the first  quarter of 2009.

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